Exhibit 10.1

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into this 1st day of January 2022 by and between Athenex, Inc., a Delaware corporation with its principal office at Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203 (“Athenex”) and Simon Pedder, with its principal office at #### (“Consultant”). Athenex and Consultant are sometime referred to herein each as a “Party,” and together as the “Parties.”

1. SERVICES

1.1. Services. Consultant agrees to provide general services, including by way of example Clinical Development and Business Development related services, as requested by Athenex from time to time (the “Services”). During the term of this Agreement, the terms and conditions herein contained shall govern the Services to be provided by the Consultant to Athenex for specific Services to be rendered.

1.2. Commitment. Consultant agrees to make himself available to render the Services from time to time as requested by Athenex, provided that any time the performance of the Services shall require the equivalent of not less than 4 hours per week and if more than 10 hours in any week, such Services shall be performed only upon the prior written agreement of the Parties. Consultant agrees that the Services shall be provided in a professional and workmanlike manner.

2. TERM

Subject to Section 6.1, this Agreement shall be for an initial term beginning as of the date set forth in the first paragraph and July 1, 2022, unless earlier terminated as provided in this Agreement (the “Term”).

3. COMPENSATION AND EXPENSES

3.1. Compensation. In full payment for the Services, Athenex shall pay Consultant at the rate of $350.00 (USD) for each hour worked and $175.00 (USD) for each hour of travel. Consultant shall keep accurate and complete records of hours worked on behalf of Athenex, which records shall be included in each invoice submitted to Athenex for payment. Consultant shall bill Athenex monthly, in arrears, for Services performed. Invoices should be addressed to Athenex, Inc., Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203., and paid within 5 business days upon receipt.

3.2.

3.3. Expenses. Athenex shall reimburse Consultant for reasonable travel and other out-of-pocket expenses. Consultant shall not receive reimbursement of expenses incurred by the Consultant in the performance of the Services unless such expenses have been approved in writing by Athenex prior to the expenditure and then reimbursement shall be made in accordance with the procedures set forth in Exhibit A.

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

4. OWNERSHIP OF INVENTIONS

4.1. “Inventions” means all inventions, ideas, discoveries, developments, methods, data, information, software, improvements and biological or chemical materials, (whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws) conceived, created or developed by Consultant (whether alone or with others) in the course of providing Services or as a result of Confidential Information acquired by Consultant.

4.2. Ownership by Company. All Inventions are and shall remain the exclusive property of Athenex, and Athenex may use or pursue them without restriction or additional compensation. Consultant shall promptly and fully disclose to Athenex any and all Inventions. Consultant shall maintain complete written records of all Inventions and of all work or investigations done or carried out by Consultant at all stages thereof, which records shall be the exclusive property of Athenex.

4.3. Assignment of Inventions. Consultant hereby assigns and agrees to assign to Athenex all of Consultant’s right, title and interest in and to any Inventions. Consultant agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of Athenex and at Athenex’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other measures as Athenex shall request in order to perfect and enforce Athenex’s rights in the Inventions (including transfer of possession to Athenex of all Inventions embodied in tangible materials) and hereby appoints Athenex its attorney to execute and deliver any such documents on its behalf in the event Consultant fails or refuses to do so.

4.4. The obligations of Consultant under this Section 4 above will not apply to any Invention that Consultant developed entirely on his own time without using Athenex’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to Athenex’s business or actual or demonstrably anticipated research or development, or (ii) result from the Services or any other work performed by Consultant for Company. Consultant will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

5. CONFIDENTIAL INFORMATION AND MATERIALS

5.1. “Confidential Information” means, except as described in the next paragraph, all information that is or may be used in the business of Athenex or that relates to Athenex’s scientific or business affairs, including but not limited to trade secrets; secret, proprietary or confidential information; proprietary technology; research and development information; new product and service ideas; business plans; marketing, financial, trading, research, and sales data; financial and other personal information regarding customers, business partners or employees; the terms of this Agreement; and all information that is treated by Athenex as secret, proprietary or confidential. Confidential Information is contained in various media, including records of

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

research data and observations, records of clinical trials, patent applications, computer programs, supply and customer lists, internal financial data and other documents and records of Athenex, whether or not labeled or identified as “Confidential” or prepared in full or in part by Consultant (the “Materials”). Any similar information or materials obtained by or given to Athenex about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others is referred to herein as “Third-Party Confidential Information” and is subject to the exclusions comparable to those set forth in this Section 5.

Confidential Information does not include information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by Athenex, (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is made available to Consultant by a third party who did not derive it from Athenex and who imposes no obligation of confidence on Consultant; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all available protection and reasonable advance notice is given to Athenex.

5.2. Nondisclosure and Nonuse of Confidential Information and Materials. During the course of performing the Services, Consultant acknowledges that it/he/she may become aware of or have access to Confidential Information and/or Materials. Consultant acknowledges Athenex is and shall at all times remain the sole owner of Confidential Information and Materials. Consultant shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any Confidential Information, Materials or Third-Party Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Athenex; nor shall Consultant use such Confidential Information, Materials or Third-Party Confidential Information for Consultant’s own benefit or for the benefit of any other third party or other than as required to perform the Services. Consultant shall be liable for any disclosure or use of Confidential Information, Materials or Third-Party Confidential Information by any person to whom Consultant furnishes such information or materials. Consultant acknowledges that it/he/she has received, and agrees to abide by, the Athenex Insider Trading and Confidentiality Policy. Consultant acknowledges that it/he/she may become aware of or have access to material non-public information and hereby agrees not to trade in Athenex securities while in possession of material non-public information.

5.3. Publications. Consultant agrees to submit to Athenex, at least sixty (60) days in advance of submission to any third party, a copy of any proposed manuscript or other materials proposed to be published or otherwise publicly disclosed which contains information relating to the Field or any other area in which Consultant has actually performed Services for Athenex to enable Athenex to determine if patentable Inventions or Confidential Information of Athenex would be disclosed. Consultant shall cooperate with Athenex in this respect and shall delete from the manuscript or other disclosure any Confidential Information if requested by Athenex and shall assist Athenex, including further reasonable delays in publication, in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

5.4. Use and Return of Confidential Information and Materials. Consultant shall exercise all commercially reasonable precautions to protect the integrity and confidentiality of the Confidential Information, Materials and Third-Party Confidential Information. Consultant acknowledges that use of Materials is at the sole risk of Consultant and agrees to use the Materials in accordance with any and all appropriate guidelines or regulations established by any governmental authority. Consultant shall not remove any Confidential Information or copies thereof or physical samples of Materials from Athenex’s premises except to the extent necessary to perform the Services, and then only with the prior consent of Athenex. Upon termination of this Agreement or at any time upon Athenex’s request, Consultant shall return immediately to Athenex all copies and other tangible manifestations of Confidential Information and all Materials then in Consultant’s possession or control. Consultant shall return any Third-Party Confidential Information upon request of the third party or Athenex.

5.5. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.6. Nothing in this Section 5 prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Consultant does not need the prior authorization of Athenex to make any such reports or disclosures, and Consultant is not required to notify Athenex that he has made such reports or disclosures.

6. TERMINATION

6.1. Early Termination. Either Party may terminate this Agreement at any time without cause upon fourteen (14) days’ written notice. In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

6.2. Effect of Termination. Upon termination of this Agreement, neither Consultant nor Athenex shall have any further obligations under this Agreement, except that any liabilities accrued through the date of termination and Sections 4, 5, 6.2 and 7 shall survive termination.

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

7. MISCELLANEOUS

7.1. Independent Contractor Status.

(a) It is understood and agreed that Consultant and Athenex are independent parties; that Consultant and any of its employees or subcontractors are independent contractors of Athenex and not joint ventures, partners, agents or employees of Athenex; neither Consultant nor any of its employees or subcontractors have authority to act for or on behalf of Athenex or to bind Athenex to any obligation or in any manner without the express advance approval in writing of Athenex.

(b) No federal, state or local income tax, nor any payroll tax of any kind, shall be withheld or paid by Athenex on behalf of Consultant, and Consultant and any subcontractors shall not be treated as employees of Athenex with respect to the performance of Services for US federal, state, unemployment or local tax purposes.

(c) Because Consultant is engaged in its/his/her own independently established business, Consultant and any subcontractors shall not be eligible for, and shall not participate in, any employee benefit or retirement plan of Athenex, and Consultant shall not be covered by Athenex’s Workers’ Compensation insurance.

(d) Consultant is not required to devote its/his/her entire time and attention to providing services under this Agreement but, rather, is free to accept employment or other consulting engagements in the Consultant’s sole discretion and without notice to Athenex; provided, however, that any such other employment or engagement shall not unreasonably interfere with Consultant’s performance of the Services or create a conflict of interest with the business interests of Athenex.

(e) Although Athenex, in its sole discretion, may elect to make office space and related facilities and supplies available to Consultant, Consultant may perform the Services in such office space or at another location as Consultant elects in its/his/her sole discretion, subject, however, to Athenex confidentiality requirements. Consultant shall comply with all Athenex’s policies and procedures pertaining to maintaining the confidentiality of all information pertaining to Athenex, its clients, and clients and customers of affiliates of Athenex, including those set forth in this Agreement.

(f) Consultant will retain sole and absolute discretion and judgment in the manner and means of carrying out the Services, and acknowledges and agrees that it/he/she will use a high level of skill that is necessary to perform the Services.

(g) Athenex shall be solely entitled to any research and development tax credits associated with the Services under this Agreement, and Consultant shall not take any action inconsistent with this position.

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

7.2. Compliance with Laws. Consultant will comply with all protocols, specifications, laws and regulations applicable to this Agreement and/or the Services, including, but not limited to, the U.S. Food, Drug and Cosmetic Act.

7.3. Warranty Against Prior Existing Restrictions. Consultant represents and warrants that Consultant is not a party to any agreement containing a restriction with respect to (i) the Services that Consultant is to perform hereunder or (ii) the use or disclosure of any information, directly or indirectly, related to the Athenex’s business, or the Services Consultant is required to perform pursuant hereto nor will the Consultant enter into such an agreement during the term of this Agreement.

7.4. Debarment and Disqualification. Neither it nor any of its employees, consultants and agents who will participate in the Services is debarred, disqualified or prohibited from conducting clinical research or involved in any regulatory or misconduct litigation or investigation by any relevant regulatory authority that might result in any sanction or other disciplinary measures prohibiting or restricting any of them to carry out or participate in the conduct of clinical research. In the event that Consultant becomes aware that any of its employees or agents has any pending proceeding, threatened debarment or disqualifications, Consultant will promptly notify Athenex.

7.5. Cooperation. With respect to any investigation, litigation, arbitration, mediation, administrative hearing, or any other dispute resolution process to which Athenex is a party or which Consultant is a witness at any time, Consultant will cooperate fully and truthfully with Athenex, its attorneys and agents, with respect to any process including but not limited to, interviews, depositions, preparation for testimony, signing truthful and accurate affidavits and testifying or otherwise providing truthful and accurate evidence, without the necessity of legal process, at no out of pocket cost to Consultant and with reasonable notice to Consultant.

7.6. Indemnification.

(a) Athenex shall indemnify and hold Consultant harmless from and against any and all third party claims, causes of action, damages, liabilities, losses, costs and expenses, including but not limited to attorneys’ fees (collectively, “Claims”) arising from or related to: (i) Athenex’s or a third party’s use of any Inventions generated by Consultant in the performance of services, or a third party’s use of any Inventions generated by Consultant in the performance of services, or Athenex’s or a third party’s manufacture, use or sale of any product or service relying on any such Inventions, (ii) any third party’s patent or other intellectual property rights claimed with regard to any Athenex-supplied material; or (iii) the gross negligence or willful misconduct of Athenex or any of its directors, officers, employees, or agents (the “Athenex Indemnitees”); provided, however, that the foregoing indemnities shall not apply to the extent that such liability arises from or as a result of any negligent act or omission of Consultant.

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

(b) Consultant shall indemnify and hold the Athenex Indemnitees harmless from and against all Claims arising from or related to (i) Consultant’s failure to pay taxes in compliance with applicable law; or (ii) Consultant’s gross negligence or willful misconduct.

(c) Indemnification Procedures. Any Party seeking indemnity hereunder shall: (i) give prompt written notice to the other Party (the “Indemnifying Party”) of any Claim for which indemnification is sought; (ii) permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against the Claim; (iii) reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense in the investigation of, preparation for and defense of such Claim; and (iv) not compromise or settle such Claim without the Indemnifying Party’s prior written consent.

7.7. Compliance with Athenex Policies. Consultant has received copies of, and hereby agrees to comply with, the Athenex Code of Business Conduct and Ethics and Insider Trading and Confidentiality Policy.

7.8. Publicity. Consultant consents to the use by Athenex of his or its name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Athenex. Consultant shall not use Athenex’s name in any written materials without Athenex’s prior, express written consent.

7.9. Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned, subcontracted, or transferred by either Party without the prior written consent of the other Party, except that Athenex may assign its rights under this Agreement in connection with the merger, consolidation or sale of all or substantially all assets of Athenex.

7.10. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to the remaining subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between Athenex and Consultant. This Agreement may be amended or extended only by a writing signed by both Parties.

7.11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws provision. Any litigation or proceeding that arises out of this Agreement shall be brought in the courts of the State of New York with venue in Erie County or the United States District Court for the Western District of New York and each of the Parties expressly consents to personal jurisdiction in such courts.

7.12. Severability; Waiver. If any clause, term or provision of this Agreement shall be judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other clause, term or provision hereof. Failure of either Party at any time to enforce any of the provisions of this Agreement shall not be deemed to be a waiver of such or any other provision hereof.

[Signature Page Follows]

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

The Parties hereby cause this Agreement to be signed as an instrument under seal.

ATHENEX, INC.		SIMON PEDDER

By:	/s/ John Matthei	By:	/s/ Simon Pedder
	Its authorized officer		(Signature)
Name:	John Matthei	Name:	Simon Pedder
Title:	Vice President, Human Resources
Date:	December 21, 2021	Date:	December 21, 2021

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

AREA OF FOCUS

•	Consultant will transition their relationship management responsibilities between Athenex and external partners, including Almirall, to defined members of the Athenex team.

•	Consultant will provide knowledge transfer of relationship development history/lifecycle between Athenex and its partners.

FORM	Document Number: Athenex Document Revision Date:	ATX-GBL-FORM-0016 20FEB2020
Athenex, Inc. Consulting Agreement

EXHIBIT A

Expense Reimbursement Procedures

These procedures cover all reimbursable travel and entertainment expenses incurred by Consultants providing professional services to Athenex.

Full documentation (copies of detailed receipts) must be submitted to Athenex for reimbursement.

Airline Travel: Airline travel expenses are reimbursed based on actual cost incurred by Consultant. Consultant must fly in coach class via commercial airline and must travel at the most economical rate available and taking into consideration, the consultant’s travel time.

Lodging: Consultant is encouraged to use Athenex’s preferred hotels. Information on the preferred hotels will be furnished upon request. Detailed breakdown of room charges must be submitted for reimbursement. Entertainment charges, such as in-room movies, will not be reimbursed.

Meals: Consultants will be reimbursed for reasonable meal expenses incurred while traveling on Athenex business, up to a maximum of $20.00 for breakfast, $40.00 for lunch and $100.00 for dinner.

Ground Transportation: Reasonable expenses for non-commuting ground transportation (taxi, bus, or train) incurred while traveling on Athenex business are reimbursed based on actual cost to Consultant. Consultant should rent an automobile only when other transportation is not feasible or when automobile rental is less expensive than other modes of transportation. When a Consultant’s own automobile is used for business travel, reimbursement will be computed using Athenex’s current business mileage reimbursement rate (currently $0.575 per mile) for actual business miles driven. No reimbursement will be made for the repairs or other costs associated with the vehicle such as fines, court costs or towing charges.

Miscellaneous Travel Expenses: Athenex will reimburse Consultants for the actual cost of the following items if incurred during travel on Athenex business:

•	Telephone calls: Business calls and reasonable calls home to family necessary due to business travel;

•	Tipping: Tips at 15% for business meals and other tips (such as for bellhops and parking attendants) within reason;

•	Tolls and Parking: Tolls and parking fees during travel in a personal or rental automobile.

Athenex will not reimburse Consultants for items of a personal nature (e.g., cigarettes, magazines, newspapers, toiletries); personal entertainment expenses (e.g., theaters, sporting events); personal fees or dues (e.g., airline membership clubs, athletic club or personal credit card fees); or personal expenses incurred at home (e.g., fees for lawn care, snow removal, baby-sitting or pet boarding).